Exhibit 99.1

Teknova Reports Third Quarter 2024 Financial Results

Third quarter 2024 total revenue was $9.6 million, up 17% over the same quarter prior year

Company lowers 2024 total free cash outflow outlook to less than $16 million

Company reaffirms 2024 revenue guidance of $35-38 million

HOLLISTER, Calif., November 7, 2024 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the third quarter ended September 30, 2024.

“Our year-on-year double-digit revenue growth in the third quarter gives us confidence that we have put Teknova on track for long-term success,” said Stephen Gunstream, President and Chief Executive Officer at Teknova. “We believe the difficult decisions we made to reduce expenses and raise modest amounts of capital, while retaining our core strategy, are now beginning to bear fruit. We remain confident that we’ll finish the back half of 2024 with double-digit revenue growth and look to build on this momentum as we enter 2025.”

“During the third quarter of 2024, we continued to deliver improved results on several key metrics over the second quarter of 2024, as we again managed our operating expenses and capital expenditures to plan. We typically see revenue soften in the fourth quarter, primarily due to fewer business days, and are thus maintaining our full-year outlook of $35-38 million of revenue while lowering our free cash outflow outlook from less than $18 million to less than $16 million,” explained Matt Lowell, Teknova’s Chief Financial Officer.

Corporate and Financial Updates

•
Third quarter 2024 total revenue of $9.6 million was up 17% compared to $8.2 million in the third quarter 2023
•
Total cash and short-term investments were $31.7 million and gross debt was $12.1 million at the end of the third quarter 2024
•
Recorded $2.8 million in non-recurring, non-cash charges related to the disposal of expired inventory and write down of excess inventory created in the second half of 2022 when we increased production in anticipation of persistent high demand. Excluding this $2.8 million charge, gross margin would have been 29.8% in the third quarter 2024

Revenue for the Third Quarter and Year-to-Date

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands)	2024	2023	2024	2023
Lab Essentials	$7,161	$7,274	$22,065	$22,112
Clinical Solutions	1,964	597	5,247	5,859
Other	451	298	1,168	846
Total revenue	$9,576	$8,169	$28,480	$28,817

Third Quarter 2024 Financial Results

Total revenue for the third quarter 2024 was $9.6 million, up 17% compared to $8.2 million in the third quarter 2023. Lab Essentials revenue was $7.2 million in the third quarter 2024, largely unchanged from $7.3 million in the third quarter 2023. Clinical Solutions revenue was $2.0 million in the third quarter 2024, up 229% compared to $0.6 million in the third quarter 2023.

Gross profit for the third quarter 2024 was $0.1 million, compared to $1.5 million in the third quarter 2023. Gross margin for the third quarter 2024 was 0.9%, compared to 18.0% in the third quarter 2023. The decrease in gross profit percentage was attributable to a $2.8 million in non-recurring, non-cash charges related to the disposal of expired inventory and write down of excess inventory created in the second half of 2022 when we increased production in anticipation of persistent high demand. Excluding this $2.8 million charge, gross margin would have been 29.8% in the third quarter 2024, resulting in an increase in the gross profit percentage primarily driven by higher Clinical Solutions revenue coupled with reduced headcount.

Operating expenses for the third quarter 2024 were $7.5 million, compared to $10.2 million in the third quarter 2023. Excluding the non-recurring charges of $0.4 million recorded in the third quarter of 2023 and related to the write-off of at-the-market facility costs, operating expenses were down $2.3 million. The decrease was driven primarily by reduced headcount and spending, in particular on professional fees.

Net loss for the third quarter 2024 was $7.6 million, or negative $0.15 per diluted share, compared to $10.2 million, or negative $0.34 per diluted share, for the third quarter 2023.

Adjusted EBITDA for the third quarter 2024 was negative $5.0 million, compared to negative $5.5 million for the third quarter 2023. Excluding the $2.8 million charge, Adjusted EBITDA would have been negative $2.2 million. Free Cash Flow was negative $2.4 million for the third quarter 2024, compared to negative $5.4 million for the third quarter 2023. A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Reiterates 2024 Outlook

Teknova is reiterating its fiscal 2024 outlook for revenue while lowering its anticipated free cash outflow. The Company continues to anticipate total revenue of $35 million to $38 million for the fiscal year ending December 31, 2024 (“2024”), which now assumes roughly 2% growth in Lab

Essentials. The Company lowers anticipated free cash outflow from less than $18 million to less than $16 million for 2024.

Upcoming Investor Conference Attendance

Stephens Annual Investment Conference (Nashville, TN)

Wednesday, November 20, 2024

Conference Call and Webcast

Teknova will host a webcast and conference call on Thursday, November 7, 2024, beginning at 5:30 p.m. Eastern Time. To access the live webcast, listeners can log onto the call from the Investor Relations section of the Teknova website or by using this link. If you would like to participate in the call, please register for the webcast here to receive a unique PIN number and dial-in information. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel therapies that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in cell and gene therapy, molecular diagnostics, and synthetic biology. Our fast turnaround of high-quality agar plates, microbial culture media, buffers, reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 200,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of novel therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net loss adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova defines Free Cash Flow as cash used in operating activities plus purchases of property, plant, and equipment.

Teknova provides Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including our expectations for 2024 revenue and free cash outflow guidance, expected growth in Lab Essentials and Clinical Solutions, and other statements about Teknova’s business prospects, including about the Company’s profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, demand for Teknova’s products (including the potential delay to or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing, and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the conflicts in Ukraine and the Middle East; reliance on a limited number of customers for a high percentage of Teknova’s revenue; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable,

Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Teknova on its website or otherwise. Teknova does not undertake any obligation to update, amend, or clarify these forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investor Contact

Matt Lowell

Chief Financial Officer

matt.lowell@teknova.com

+1 831-637-1100

Media Contact

Jennifer Henry

Senior Vice President, Marketing

jenn.henry@teknova.com

+1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$9,576	$8,169	$28,480	$28,817
Cost of sales	9,486	6,697	23,377	19,856
Gross profit	90	1,472	5,103	8,961
Operating expenses:
Research and development	627	1,397	2,165	4,256
Sales and marketing	1,640	2,412	4,763	6,929
General and administrative	4,968	6,138	17,832	19,426
Amortization of intangible assets	287	287	861	860
Long-lived assets impairment	—	—	—	2,195
Total operating expenses	7,522	10,234	25,621	33,666
Loss from operations	(7,432)	(8,762)	(20,518)	(24,705)
Other expenses, net
Interest expense, net	(141)	(791)	(558)	(1,006)
Loss on extinguishment of debt	—	(824)	—	(824)
Other income, net	—	233	—	417
Total other expenses, net	(141)	(1,382)	(558)	(1,413)
Loss before income taxes	(7,573)	(10,144)	(21,076)	(26,118)
(Benefit from) provision for income taxes	(8)	9	(50)	6
Net loss	$(7,565)	$(10,153)	$(21,026)	$(26,124)
Net loss per share—basic and diluted	$(0.15)	$(0.34)	$(0.47)	$(0.91)
Weighted average shares used in computing net loss per share—basic and diluted	51,821,395	29,956,930	44,520,132	28,810,068

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of September 30,	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$6,145	$28,484
Short-term investments, held -to-maturity	25,546	—
Accounts receivable, net	4,605	3,948
Inventories, net	7,674	11,594
Prepaid expenses and other current assets	1,960	1,634
Total current assets	45,930	45,660
Property, plant, and equipment, net	46,715	50,364
Operating right-of-use lease assets	16,558	16,472
Intangible assets, net	13,378	14,239
Other non-current assets	1,518	1,852
Total assets	$124,099	$128,587
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$975	$1,493
Accrued liabilities	4,373	5,579
Current portion of operating lease liabilities	1,843	1,803
Current portion of long-term debt	2,528	—
Total current liabilities	9,719	8,875
Deferred tax liabilities	867	919
Other accrued liabilities	30	102
Long-term debt, net	10,857	13,251
Long-term operating lease liabilities	15,358	15,404
Total liabilities	36,831	38,551
Stockholders’ equity:
Preferred stock	—	—
Common stock	1	—
Additional paid-in capital	200,079	181,822
Accumulated deficit	(112,812)	(91,786)
Total stockholders’ equity	87,268	90,036
Total liabilities and stockholders’ equity	$124,099	$128,587

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Operating activities:
Net loss	$(7,565)	$(10,153)	$(21,026)	$(26,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	5	13	61	21
Inventory reserve	3,339	97	4,235	130
Depreciation and amortization	1,671	1,622	4,933	4,049
Stock-based compensation	760	1,035	2,900	3,115
Deferred taxes	(8)	9	(52)	5
Accrued interest income on short-term investments	(118)	—	(118)	—
Amortization of debt financing costs	103	205	291	415
Non-cash lease expense	46	55	140	86
Loss on disposal of property, plant, and equipment	—	5	49	5
Long-lived assets impairment	—	—	—	2,195
Loss on extinguishment of debt	—	824	—	824
Changes in operating assets and liabilities:
Accounts receivable	(13)	(402)	(718)	(721)
Contract assets	—	1,050	—	—
Inventories	(26)	453	(315)	649
Income taxes receivable	—	22	—	22
Prepaid expenses and other current assets	(1,356)	(1,736)	(943)	(694)
Other non-current assets	128	78	334	300
Accounts payable	(41)	414	(430)	(948)
Accrued liabilities	1,040	2,049	(724)	815
Other	(24)	(22)	(72)	(66)
Cash used in operating activities	(2,059)	(4,382)	(11,455)	(15,922)
Investing activities:
Purchases of short-term investments	(25,428)	—	(25,428)	—
Proceeds from sale of property, plant, and equipment	—	—	125	—
Purchases of property, plant, and equipment	(331)	(972)	(558)	(7,622)
Cash used in investing activities	(25,759)	(972)	(25,861)	(7,622)
Financing activities:
Proceeds from equity financing, net	15,141	22,915	15,104	22,915
Repayment of long-term debt	—	(10,000)	—	(10,000)
Proceeds from financed insurance premiums	385	1,004	385	1,004
Repayment of financed insurance premiums	(163)	(294)	(572)	(294)
Payment of debt issuance costs	—	—	(25)	(24)
Payment of at-the-market facility costs	—	—	—	(395)
Proceeds from exercise of stock options	4	—	4	76
Proceeds from issuance of common stock under employee stock purchase plan	—	—	81	138
Cash used in financing activities	15,367	13,625	14,977	13,420
Change in cash, cash equivalents, and restricted cash	(12,451)	8,271	(22,339)	(10,124)
Cash, cash equivalents, and restricted cash at beginning of period	18,596	23,841	28,484	42,236
Cash, cash equivalents, and restricted cash at end of period	$6,145	$32,112	$6,145	$32,112

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss – as reported	$(7,565)	$(10,153)	$(21,026)	$(26,124)
Add back:
Interest expense, net	(141)	(791)	(558)	(1,006)
(Benefit from) provision for income taxes	(8)	9	(50)	6
Depreciation expense	1,384	1,335	4,072	3,189
Amortization of intangible assets	287	287	861	860
EBITDA	$(5,761)	$(7,731)	$(15,585)	$(21,063)
Other and non-recurring expenses:
Stock-based compensation expense	760	1,035	2,900	3,115
Severance pay and other termination benefits	—	—	1,287	725
Long-lived assets impairment	—	—	—	2,195
Loss on extinguishment of debt	—	824	—	824
Write-off of at-the-market facility costs	—	395	—	395
Loss contingency	—	—	73	—
Adjusted EBITDA	$(5,001)	$(5,477)	$(11,325)	$(13,809)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Cash used in operating activities	$(2,059)	$(4,382)	$(11,455)	$(15,922)
Purchases of property, plant, and equipment	(331)	(972)	(558)	(7,622)
Free Cash Flow	$(2,390)	$(5,354)	$(12,013)	$(23,544)